UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 3, 2014

XCEL BRANDS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-31553	76-0307819
(Commission File Number)	(IRS Employer Identification No.)

475 10th Avenue, 4th Floor, New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

(347) 727-2474

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 3, 2014 (the “Closing Date”), XCel Brands, Inc. (“XCel” or the “Company”) and JR Licensing, LLC, (“JR Licensing”) a wholly-owned subsidiary of XCel (together, the “Buyers”), entered into an asset purchase agreement dated April 1, 2014 (the “Purchase Agreement”), with Judith Ripka Creations, Inc., Judith Ripka Companies Inc., Judith Ripka Designs, Ltd., JSB Marketing Corp. and Judith Ripka Berk (collectively, the “Sellers”), pursuant to which the Buyers acquired certain assets of the Sellers, including the “Judith Ripka®” brands (including the “Judith Ripka®” and Judith Ripka Sterling® trademarks) and other intellectual property rights relating to the Judith Ripka® brand (collectively, the “Ripka Brand”).

Pursuant to the Purchase Agreement, (i) at the closing, the Buyers delivered to Sellers (a) $11,974,752.91 in cash, (b) two interest free 5-year promissory notes (the “Notes”) in the aggregate principal amount of $6,000,000 and (c) 571,429 shares of common stock of the Company (the “Sellers’ Stock Consideration”), (ii), the Buyers will deliver to the Sellers $1,000,000 and $1,190,247.09 in cash on or before October 1, 2014 and on or before April 1, 2015, respectively, subject to to the consent of Bank Hapoalim B.M. (“BHBM or, if BHBM does not consent to either cash payment, in common stock of Xcel (together, the “Closing Consideration”).  The Seller’s Stock Consideration was issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

The Notes are payable five years from the Closing Date (the “Maturity Date”).  The Notes do not accrue interest through the Maturity Date, absent an event of default under the terms of the Notes. Upon the occurrence of an event of default, the Notes accrue interest at the rate of fifteen percent (15%) per annum. XCel has the right to pay the Notes at the Maturity Date or at any time prior to the Maturity Date all or any portion of the Notes without premium or penalty. Furthermore, XCel has the right, in its sole discretion, to make payment of principal on the Notes, whether on the Maturity Date or any earlier date, in shares of common stock of Xcel (the “Company Shares”) in an amount equal to the quotient obtained by dividing (i) the amount of such payment by (ii) the greater of (A) $7.00, or (B) the volume weighted average price for the Company Shares for the twenty (20) consecutive trading days ending on the trading day preceding the date of payment.

In addition to the Closing Consideration and the escrowed funds, the Sellers will be eligible to earn additional shares of common stock of XCel with an aggregate value of up to a total of $5,000,000 (the “Earn-Out Value”) over the course of three years starting October 1, 2015. The Earn-Out Value shall be calculated for each one year period commencing on October 1 during the period beginning on October 1, 2015 and ending on October 1, 2018 (each such one year period a “Royalty Target Period”) as the amount, if any, of (A) net royalty income under the Ripka Brand but excluding royalty income from direct-response television such as QVC or The Shopping Channel for such Royalty Target Period in excess of One Million Dollars ($1,000,000.00), less (B) the sum of all Earn-Out Value paid for any prior Royalty Target Periods, if any. The maximum Earn-Out Value that may be paid for all Royalty Target Periods combined is Five Million Dollars ($5,000,000).

On April 3, 2014 and effective on April 1, 2014, the Company entered into a three-year employment agreement with Judith Ripka Berk such that she will serve as the Chief Design Officer of the Ripka Brand. Ms. Berk is also required to make in-store appearances to promote the Ripka Brand and to promote the Ripka Brand through social media, television media (including QVC and The Shopping Channel) and other media as reasonably requested by the Company. The agreement will renew automatically for two additional one-year periods, unless terminated by the Company at its option. Ms. Berk’s base salary is $750,000 per annum. The Board or the compensation committee may approve increases (but not decreases) in Ms. Berk’s base salary from time to time.

Ms. Berk is required to devote her full business time and attention to the business and affairs of the Company and its subsidiaries; however, Ms. Berk may undertake the wholesale fine jewelry business of the JR Brand under license from the Buyers (the “JR Wholesale Business”) and undertake promotional activities related thereto (including the promotion of her name, image, and likeness) through television, video, and other media (and retain any compensation she receives for such activities) (referred to as “Retained Media Rights”) so long as such activities do not mutually interfere with the performance of her responsibilities in accordance with the employment agreement. The Company believes that it will benefit from Ms. Berk’s independent promotional activities by increased brand awareness of Ripka Brand.

Bonus. Ms. Berk shall be eligible to receive an annual cash bonus (the “Bonus”) during any calendar year of up to 10% of the net royalty income during such calendar year derived from Ripka Brand products sold through direct response television in excess of $6,000,000; provided, that if Ms. Berk does not make at least 80% of the prime hour appearances on QVC for Ripka Brand products, the net royalty income shall be calculated only in connection with those appearances made by Ms. Berk during such calendar year.

As soon as practicable after the end of after the applicable calendar year, but in no event later than thirty (30) days following the end of such calendar year, the Company shall deliver to the Ms. Berk (i) a statement prepared by the Company of the calculation of the amount of the net royalty income upon which the Bonus is based and of the amount of the Bonus; and (ii) if requested, supporting documentation of such calculations for the applicable period (collectively, (i) and (ii), the “Reconciliation”). The Bonus, if any, shall be paid to the Ms. Berk not later than five (5) days after delivery of the Reconciliation to Ms. Berk. In addition to, and not in lieu of, the foregoing, Ms. Berk shall have the right to participate in all employee bonus plans offered to other employees, and such other bonus payments as the Board, or the compensation committee of the Board, may approve in its sole discretion. Such bonus payments, if any, shall be paid at the same time paid to other recipients but in no event later than sixty (60) days after the end of the applicable calendar year or fiscal period.

Severance. If Ms. Berk’s employment is terminated by us without “cause”, or if Ms. Berk resigns with “good reason”, or if we fail to renew the term, then Ms. Berk will be entitled to receive her unpaid base salary and cash bonuses through the termination date and an amount equal to her base salary in effect on the termination date for the longer of six months and the remainder of the then-current term, but in no event exceeding 18 months. Ms. Berk would also be entitled to continue to participate in the Company’s group medical plan, subject to certain conditions, for the same period of time for which she would continue to receive her base salary pursuant to the terms of the agreement.

Non-Competition and Non-Solicitation. During the term of her employment by the Company and for a one-year period after the termination of such employment (unless Ms. Berk’s employment was terminated without cause or was terminated by her for good reason), Ms. Berk may not permit her name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 10% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in the Company’s business anywhere in the world other than the Company and its subsidiaries. Also during her employment and for a one-year period after the termination of such employment, Ms. Berk may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

Pursuant to a voting agreement entered into in connection with the Purchase Agreement (the “Voting Agreement”), Judith Ripka Berk agreed to appoint Robert W. D’Loren, Chief Executive Officer and Chairman of the Board of XCel as her irrevocable proxy and attorney-in-fact with respect to the shares of the common stock of XCel to be received by her in connection with the transaction. The proxy holder shall vote in favor of matters recommended or approved by the board of directors.

 Pursuant to a lock-up agreement entered into in connection with the Purchase Agreement (the “Lock-up Agreement”), Judith Ripka Berk agreed that during the twelve (12) months from the Closing Date, in the case of the Sellers’ Stock Consideration, or during the twelve (12) months from the date any additional shares are issued to the Sellers pursuant to the Purchase Agreement (collectively, the “Lock-up Shares”), Judith Ripka Berk may not offer, sell, pledge, hypothecate, grant an option for sale or otherwise dispose of, or transfer or grant any rights with respect to, any of the Lockup Shares, except with respect to the Sellers’ Stock Consideration which Judith Ripka Berk has the right to pledge to QVC, Inc.  With respect to any shares other than Sellers’ Stock Consideration received by Sellers as consideration under the Purchase Agreement, upon the expiration of the initial 12-month period, the lock-up restrictions on transfer shall lapse with respect to 25% of the Lockup Shares. Additionally, on the first day of each of the next three quarters, the restrictions on transfer shall lapse with respect to an additional 25% of the Lockup Shares.

On April 3, 2014, JR Licensing, a wholly-owned subsidiary of XCel Brands, Inc. (“XCel”), entered into a new secured term loan facility with BHBM pursuant to which BHBM made a term loan in the aggregate principal amount of $9,000,000 (the “Term Loan”). JR Licensing used the net proceeds of the Term Loan to pay a portion of the cash purchase price paid for the acquisition of the Ripka Brand pursuant to the Purchase Agreement among the Buyers and the Seller. The Term Loan is secured by all of the assets of JR Licensing, a guarantee by XCel, secured by a pledge of XCel’s membership interest in JR Licensing, and by a guarantee from IM Brands LLC, a wholly-owned subsidiary of XCel (“IM Brands”), secured by a pledge of all of the assets of IM Brands.

The Term Loan bears interest at an annual rate, as elected by JR Licensing, of (i) the rate of interest determined by BHBM to be the offered rate on a page or service that displays an average ICE Benchmark Administration Ltd. rate for deposits in U.S. dollars (for delivery on the first working day of any interest period of 1, 2 or 3 months, as elected by JR Licensing, (or such other period as BHBM may agree) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) two (2) working days prior to the first working day of such interest period plus 3.50% or (ii) the rate of interest announce by BHBM, from time to time, as its prime rate plus .50%. Interest on the Term Loan accruing at a rate based on LIBOR is payable on the last business day of the applicable interest period and interest on the Term Loan accruing at a rate based on the prime rate is payable quarterly in arrears on the first day of each calendar quarter.

Scheduled principal payments of the Term Loan are as follows:

Date of Payment	Amount of Principal Payment
April 1, 2014, July 1, 2014, October 1, 2014 and January1, 2015	$0
April 1, 2015, July 1, 2015, October 1, 2015and January1, 2016	$375,000
April 1, 2016, July1, 2016, October 1 2016 and January1, 2017	$625,000
April 1, 2017, July 1, 2017, October 1, 2017 and January 1, 2018	$750,000
April 1, 2018, July 1, 2018, October 1, 2018 and January 1, 2019	$500,000

In addition, on and after January 1, 2015, JR Licensing is required to prepay the outstanding amount of the Term Loan from excess cash flow for the prior fiscal year in an amount equal to twenty percent (50%) of such excess cash flow. Excess cash flow is defined as, for any fiscal period, cash provided by operating activities for such period less (a) capital expenditures not made through the incurrence of indebtedness less (b) all cash interest and principal (including the Term Loan) paid or payable during such period less (c) the portion of the holdback amount paid or payable pursuant to the Purchase Agreement to the Sellers during such period less (d) payments made during such period by JR Licensing to XCel equal to the estimated tax liability of XCel resulting from any taxable income (net of losses, including for prior years to the extent permitted to be deducted) of JR Licensing. JR Licensing also executed a guarantee of the Company’s outstanding term loan with BHBM (the “Existing Loan”).

The Term Loan contains customary covenants on a consolidated basis include:

•	minimum fixed charge ratio, of 1.20 to 1.00 for the periods ending on or prior to December 31, 2015 and not less than 1.10 to 1.00 for periods commencing on and after March 31, 2016.
•	minimum EBITDA, not be less than $5,500,000 for the fiscal year ending December 31, 2014, not less than $7,500,000 for the fiscal year ending December 31, 2015, not less than $11,000,000 for the fiscal year ending on December 31, 2016 and not less than $12,000,000 for fiscal year ending December 31, 2017 and each fiscal year end thereafter.
•	$31 million minimum net worth
•	$3 million minimum liquidity
•	and other non-monetary covenants, including reporting requirements and trademark preservation in accordance with the terms and conditions of the JR Loan.

In addition, JR Licensing is required to maintain minimum EBITDA of $3 million for the fiscal year ending December 31, 2014, not less than $4 million for the fiscal year ending December 31, 2015 and not less than $5 million for the fiscal year ending December 31, 2016 and each fiscal year end thereafter. EBITDA for JR licensing shall exclude allocated corporate overhead.

In conjunction with the Purchase Agreement and the Term Loan, the Company and IM Brands amended its IM Brands term loan (the “IM Term Loan”). The amendments include:

•	Minimum EBITDA of IM Brands shall not be less than $6,000,000 for the fiscal year ending December 31, 2014, not less than $9,000,000 for the fiscal year ending December 31, 2015, not less than $11,000,000 for the fiscal year ending December 31, 2016 and not less than $12,500,000 for the fiscal year ending December 31, 2017 and each fiscal year end thereafter. EBITDA for IM Brands shall exclude allocated corporate overhead.
•	Minimum EBITDA of the Company shall not be less than $5,500,000 for the fiscal year ending December 31, 2014, not less than $7,500,000 for the fiscal year ending December 31, 2015, not less than $11,000,000 for the fiscal year ending on December 31, 2016 and not less than $12,000,000 for fiscal year ending December 31, 2017 and each fiscal year end thereafter.
•	Capital Expenditures of Guarantor and its Subsidiaries on a consolidated basis in any fiscal year shall not exceed $1,300,000.

•	$31 million minimum net worth
•	$3 million minimum liquidity

The IM Term Loan was amended to increase the amount required to be prepaid from excess cash flow from 20% to 50% commencing with the year ending December 31, 2015, provided that such amount decreases to 20% at such time as principal payments received by BHI for the IM Term Loan and the Term Loan is equal to or greater than $1 million in the aggregate (other than a result of scheduled payments).

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to the Purchase Agreement, we issued 571,429 shares of common stock.

On April 3, 2014, the Company issued to QVC, Inc. (“QVC”) a warrant to purchase a number of shares of common stock equal to (i) 4.75% of the number of shares of common stock of XCel issued and outstanding on the date the warrant becomes exercisable less (ii) 571.429 shares of common stock (subject to adjustment in the event of a stock split, combination of stock dividend). The warrant is exercisable at a price of $.001 per share and becomes exercisable only upon Judith Ripka Berk becoming obligated to make a specified payment to QVC under the license agreement described under Item 8.01 of this report and remains exercisable until such obligation is satisfied in full.

The above referenced issuances were not registered under the Securities Act and qualified for an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) since the issuance securities by us did not involve a public offering. Neither of the offerings was a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved, size of the offering, manner of the offering and number of securities offered. In addition, these stockholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.”

Item 8.01	License Agreement with QVC, Inc.

On April 3, 2014, JR Licensing entered into a license agreement with QVC in order to market, promote, distribute and sell consumer products under the Judith Ripka® trademark and brand name. Pursuant to the license agreement, JR Licensing designs and QVC markets, promotes, distributes and sells various products under the Judith Ripka® brand name in exchange for a royalty based on net retail sales of the products. The initial term of this license agreement is five (5) years. After the initial term, the license agreement automatically renews for additional one-year terms in perpetuity unless either party notifies the other of its intention not to renew at least sixty (60) days prior to the end of the then-current term and net retail sales fail to meet certain minimum amounts.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

2.1	Asset Purchase Agreement by and among XCel Brands, Inc., JR Licensing, LLC and Judith Ripka Creations, Inc., Judith Ripka Companies, Inc., Judith Ripka Designs, Ltd., JSB Marketing Corp. and Judith Ripka Berk entered into on April 3, 2014 and dated as of April 1, 2014.

10.1	Line Letter Agreement entered into on April 3, 2014 and dated as of April 1, 2014 by and among XCel Brands, Inc., JR Licensing LLC and Bank Hapoalim B.M.

10.2	Guaranty of IM Brands, LLC in favor of Bank Hapoalim B.M.

10.3	Promissory Note executed on April 3, 2014 and dated as of April 1, 2014 in the principal amount of $9,000,000 made by JR Licensing, LLC to the order of Bank Hapoalim B.M., as supplemented by Loan Rider.

10.4	Amendment No. 1 to Promissory Note, Line Letter Agreement and Security Agreements entered into on April 3, 2014 as of April 1, 2014 by and among IM Brands, LLC, XCel Brands, Inc. and Bank Hapoalim B.M.

10.5	Guaranty of JR Licensing LLC in favor of Bank Hapoalim B.M.

10.6	Guaranty of XCel Brands, Inc. in favor of Bank Hapoalim B.M.

10.7	Employment Agreement entered into with Judith Ripka Berk dated as of April 1, 2014.

10.8	Voting Agreement dated as of April 3, 2014 by and among XCel Brands, Inc. and Judith Ripka Berk.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

XCEL BRANDS, INC.
(Registrant)

By:	/s/ James F. Haran
	Name:	James F. Haran
	Title:	Chief Financial Officer

Date: April 9, 2014